Exhibit 21.1

Subsidiaries of Bally’s Chicago, Inc.

Name*	State or Other Jurisdiction of Incorporation or Organization

Bally’s Chicago Operating Company, LLC	Delaware

*            This list omits subsidiaries that would not constitute a “significant subsidiary” pursuant to Rule 102(w) of Regulation S-X.